UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 9, 2016

WESTWOOD HOLDINGS GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31234	75-2969997
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Crescent Court, Suite 1200
Dallas, Texas 75201
(Address of principal executive offices, including zip code)
(214) 756-6900
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)    Approval of Executive Employment for Chief Investment Officer
On November 9, 2016, Westwood Holdings Group, Inc. (the “Company”) entered into an Executive Employment Agreement (the “Agreement”) with Mark R. Freeman, the Company’s Executive Vice President and Chief Investment Officer, effective as of January 1, 2017. Under the Agreement, Mr. Freeman will continue to serve as Executive Vice President and Chief Investment Officer and Senior Portfolio Manager. The initial term of the Agreement expires on January 1, 2020, and the Agreement automatically renews for additional one-year periods, unless earlier terminated. The Agreement will replace Mr. Freeman’s Executive Employment Agreement, dated as of February 7, 2012, which expires on January 1, 2017.
Mr. Freeman will be paid an annual base salary of at least $500,000, subject to review and increase (but not decrease without written consent from Mr. Freeman) by the Compensation Committee of the Board of Directors. Mr. Freeman also is eligible to receive bonuses and participate in the Company’s annual cash incentive programs, with the amount and performance targets of such awards to be established by the Compensation Committee. Additionally, Mr. Freeman is eligible to receive “mutual fund share bonus awards” that may be granted by the Board of Directors or the Compensation Committee in accordance with the Company’s Stock Incentive Plan. Finally, Mr. Freeman is eligible to participate in the Company’s long-term incentive programs and to receive long-term incentive compensation awards as determined by the Compensation Committee in accordance with the Company’s Stock Incentive Plan.
The Agreement contains customary non-competition provisions that may apply for up to three months and non-solicitation provisions that may apply for up to one year following termination of Mr. Freeman's employment, depending on the circumstances of termination. The Agreement also provides for the following severance payments to Mr. Freeman (subject to Mr. Freeman's execution of a release of claims and compliance with applicable covenants, except with respect to benefits following termination due to death or “Disability”):

•
If Mr. Freeman is terminated with “Cause,” resigns without “Good Reason,” or Mr. Freeman elects not to renew the Agreement and, in each case, the Company elects to enforce the non-competition provisions (the period of such enforcement, the “Elective Non-Compete Period”), Mr. Freeman will be entitled to (a) a cash amount equal to his base salary through the Elective Non-Compete Period and (b) medical benefits through the Elective Non-Compete Period.

•
If Mr. Freeman is terminated without “Cause,” resigns for “Good Reason,” or the Company elects not to renew the Agreement, Mr. Freeman will be entitled to (a) a cash amount equal to 0.25 multiplied by the sum of (i) his annual base salary and (ii) the annual bonus paid (or payable) for the most recently-completed year and (b) three months of medical benefits.

•
In connection with a “Change in Control,” if Mr. Freeman is terminated without “Cause,” resigns for “Good Reason,” or the Company elects not to renew the Agreement, Mr. Freeman will be entitled to (a) a cash amount equal to 0.375 multiplied by the sum of (i) his annual base salary and (ii) the most recent annual bonus paid to him and (b) four and one-half months of medical benefits.

•
If Mr. Freeman is terminated due to death or “Disability,” Mr. Freeman will be entitled to (a) payment of his target annual bonus (or the most recent bonus paid, if no target bonus has been established), pro rata based on the number of complete calendar months worked in the calendar year prior to termination, (b) one year of medical benefits and (c), in the event of termination due to “Disability,” disability benefits.

•
All unvested stock options, restricted shares, mutual fund share bonus awards and other equity awards will accelerate and fully vest if Mr. Freeman dies, is terminated without “Cause,” resigns for “Good Reason,” is terminated for “Disability,” or if the Company elects not to renew the Agreement (assuming that the performance goals of any performance-based awards were achieved at 100% of “target” performance).

The Agreement is attached hereto as Exhibit 10.1. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits
Exhibit No.    Description

10.1	Executive Employment Agreement, dated November 9, 2016 between the Company and Mark R. Freeman

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTWOOD HOLDINGS GROUP, INC.
Date: November 9, 2016	/s/ Brian O. Casey
Brian O. Casey
President & Chief Executive Officer

EXHIBIT INDEX
Exhibit No.    Description

10.1	Executive Employment Agreement, dated November 9, 2016 between the Company and Mark R. Freeman

4